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                                                                EXHIBIT 99.03

                                                 Aristech Chemical Corporation
                                                 600 Grant Street
                                                 Pittsburgh, PA 15219-2704
[ARISTECH LOGO]
                                                 W. D. WALSTON
                                                 Treasurer
                                                 Telephone: 412/433-7680
                                                 Facsimile: 412/433-7939

                               December 11, 1996

The Chase Manhattan Bank
450 West 33rd Street 15th Floor
New York, NY 10001

Ladies and Gentlemen:

     Subject:  Aristech Chemical Corporation
               Indenture dated as of November 1, 1996
               --------------------------------------

The Chase Manhattan Bank has been appointed exchange agent (the "Exchange Agent") in connection with Aristech Chemical Corporation's offer to exchange up to $150,000,000 aggregate principal amount of its 6 7/8% Notes due 2006 (the "New Notes") which will be registered under the Securities Act of 1933 for a like principal amount of its outstanding 6 7/8% Notes due 2006 (the "Old Notes"). The New Notes are issuable, and the Old Notes were issued, under an Indenture dated as of November 1, 1996 (the "Indenture") between Aristech Chemical Corporation and The Chase Manhattan Bank, as Trustee (the "Trustee").

The Exchange Agent shall be entitled to all of the rights, protections, immunities and indemnities afforded to the Trustee under the above mentioned Indenture and subject to all of the obligations of the Trustee under such Indenture.

                                    Sincerely,

                                    /s/ W. D. WALSTON
                                    ---------------------------
                                    W. D. WALSTON


cc: M. C. Cairone
    M. P. DiClemente
    K. L. Stewart (K&L)